Coldstream Capital Management, Inc.
Investment Adviser
Code of Ethics

© Copyright 2010, National Regulatory Services. All rights reserved.

Coldstream Capital Management, Inc. Code of Ethics 8/19/2010 to Current

Table of Contents

1 - Statement of General Policy

2 – Definitions

3 - Standards of Business Conduct

4 - Prohibition Against Insider Trading

5 - Personal Securities Transactions

6 - Gifts and Entertainment

7 - Protecting the Confidentiality of Client Information

8 - Service as an Officer or Director

9 - Compliance Procedures

10 – Certification

11 – Records

12 - Reporting Violations and Sanctions

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Coldstream Capital Management, Inc. and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (the '1940 Act').

This Code establishes rules of conduct for all employees of Coldstream Capital Management, Inc. and is designed to, among other things, govern personal securities trading activities in the accounts of employees, immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that Coldstream Capital Management, Inc. and its employees owe a fiduciary duty to Coldstream Capital Management, Inc.'s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Coldstream Capital Management, Inc. continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Coldstream Capital Management, Inc. and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Coldstream Capital Management, Inc. has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Coldstream Capital Management, Inc. and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•  The duty to have a reasonable, independent basis for the investment advice provided;
•  The duty to obtain best execution for a client’s transactions where the Firm is in a position to
   Direct brokerage transactions for the client;
•  The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and
•  A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Coldstream Capital Management, Inc. expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Coldstream Capital Management, Inc. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Coldstream Capital Management, Inc. Coldstream Capital Management, Inc.'s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of Erika Yelle, the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Coldstream Capital Management, Inc.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Coldstream Capital Management, Inc. in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer, Erika Yelle. The Chief Compliance Officer may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

The CCO, Erika Yelle will periodically report to senior management/board of directors of Coldstream Capital Management, Inc. to document compliance with this Code.

Definitions

For the purposes of this Code, the following definitions shall apply:

•
“Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund RIA or its control affiliates manage; or is involved in making securities recommendations to clients that are nonpublic.

•
However, independent, non-interested directors of the firm are not involved in the day-to-day operations of the Company and will not be allowed access to non-public information about clients’ transactions, portfolio holdings or adviser’s recommendations without prior approval of the CCO. Thus, independent, non-interested directors will be considered to be exempt from the reporting requirements of SEC Rule 204A-1

•
“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

•
“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

•	'Fund’ means an investment company registered under the Investment Company Act.
•
‘Reportable fund’ means any registered investment company, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser, as defined in section 2(a) (20) of the Investment Company Act, or principal underwriter.

•
“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Coldstream Capital Management, Inc. or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Coldstream Capital Management, Inc. or a control affiliate acts as the investment adviser or principal underwriter for the fund.

•
“Supervised person” means directors, officers and partners of Coldstream Capital Management, Inc. (or other persons occupying a similar status or performing similar functions); employees of Coldstream Capital Management, Inc.; and any other person who provides advice on behalf of Coldstream Capital Management, Inc. and is subject to Coldstream Capital Management, Inc.'s supervision and control.

Standards of Business Conduct

Coldstream Capital Management, Inc. places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Coldstream Capital Management, Inc.'s supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family.

Section 206 of the Advisers Act and Rule 17j-1 of the 1940 Act make it unlawful for Coldstream Capital Management, Inc. or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices or to make any untrue statement of a material fact, or omit to state a material fact, to a client or prospective client. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Coldstream Capital Management, Inc. to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and Coldstream Capital Management, Inc. may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised personsof Coldstream Capital Management, Inc. and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify Erika Yelle immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Coldstream Capital Management, Inc.), while in the possession of material, nonpublic information, nor may any personnel of Coldstream Capital Management, Inc. communicate material, nonpublic information to others in violation of the law.

1.  What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.  For this reason, you should direct any questions about whether information is material to Erika Yelle.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Coldstream Capital Management, Inc.'s securities recommendations and client securities holdings and transactions.

2.  What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.  Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Coldstream Capital Management, Inc. (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•  Report the information and proposed trade immediately to the CCO, Erika Yelle, and the Chief
   Investment Officer ('CIO'), or in his absence, a Coldstream Managing Director.
•  Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.
•  Do not communicate the information inside or outside the firm, other than to the CCO, Erika
   Yelle, the CIO and a Coldstream Managing Director.
•  After the CCO, Erika Yelle, the CIO and/or Managing Director has reviewed the issue, the firm willdetermine whether the information is material and nonpublic and, if so, what action the firm will take.
•  If the information you possess is material non-public information in the opinion of the CIO, they will place the security on the Restricted Security List.

You must consult with the CIO, or in their absence a Managing Director, and the CCO, Erika Yelle Before taking any action. This high degree of caution will protect you, our clients, and the firm.

4.  Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm May make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Coldstream Capital Management, Inc. or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Coldstream Capital Management, Inc. must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact the Chief Compliance Officer and the Chief Investment Officer immediately if you believe that you may have received material, nonpublic information.

5.  Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either.  Supervised persons of Coldstream Capital Management, Inc. and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6.  Restricted/Watch Lists

Although Coldstream Capital Management, Inc. does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

The Chief Investment Officer may place certain securities on a “restricted list.” Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The CCO, Erika Yelle shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.

The Chief Investment Officer may place certain securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to the CCO,Erika Yelle and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

Personal Securities Transactions

General Policy

Coldstream Capital Management, Inc. has adopted the following principles governing personal investment activities by Coldstream Capital Management, Inc.'s supervised persons:

•  The interests of client accounts will at all times be placed first;
•  All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
•  Supervised persons must not take inappropriate advantage of their positions.

These principles have been adopted to:

•  alleviate the potential for a conflict of interest or perceived conflict of interest by CCM employees
•  detect and prevent abusive sales practices such as 'scalping' or 'front running'
•  to highlight potentially abusive 'soft dollar' or brokerage arrangement

Restricted List

CCM Personnel are not allowed to trade securities that are on a restricted list. The Chief Investment Officer will maintain a restricted security list based on the following criteria:

1)
If the company is actively buying or selling a significant amount of a particular security for the core portfolio(s). Positions that are being bought or sold as part of routine account rebalancing or in specific portfolios only are not required to be placed on a restricted list.

2)	If CCM Personnel are in possession of material, non-public information, they must immediately contact the CIO to place the underlying issue on a restricted list.

3)	Pre-clearance approval of Personal Trades shall include a check against securities on the current Restricted List as retained by the CIO.

Participation in IPOs

No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, that may be considered a “hot issue”. Any participation in an initial public offering being considered by a CCM employee must receive written approval from the CIO prior to acquiring any securities in an initial public offering (IPO).

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Coldstream Capital Management, Inc. has adopted the policies set forth below to guide supervised persons in this area.

General Policy

Coldstream Capital Management, Inc.'s policy with respect to gifts and entertainment is as follows:

•	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest ;
•
Supervised persons should not accept or provide any gifts or favors that might influence the decisions You or the recipient must make in business transactions involving Coldstream Capital Management,  Inc., or that others might reasonably believe would influence those decisions;

• Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

• Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

•
Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Coldstream Capital Management, Inc., including gifts and gratuities with value in excess of $250 per year (Note: Dual registrants sometimes use a $100 gift threshold for all employees based on FINRA rules), must obtain consent from the Chief Compliance Officer before accepting such gift.

•
This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, so long as you are accompanied by the person or representative of the entity that does business with Coldstream Capital Management, Inc., and provided it is neither so frequent nor so excessive as to raise any question of propriety.

•
This gift reporting requirement is for the purpose of helping Coldstream Capital Management, Inc. Monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult Erika Yelle, Chief Compliance Officer.

•	Gifts that are received or given in the course of conducting business are to be reported on a Gift Log and submitted to the CCO for review.
•	Any exchanges of gifts in excess of the $250.00 limit must be reported to the CCO or a Managing Director and approved.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of Coldstream Capital Management, Inc., the firm gains access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Coldstream Capital Management, Inc. to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information'). All Confidential Client Information, whether relating to Coldstream Capital Management, Inc.'s current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure Of Confidential Client Information

All information regarding Coldstream Capital Management, Inc.'s clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction. Coldstream Capital Management, Inc. does not share Confidential Client Information with any third parties, except in the following circumstances:

•
As necessary to provide service that the client requested or authorized, or to maintain and service the  client's account. Coldstream Capital Management, Inc. will require that any financial intermediary, agent or other service provider utilized by Coldstream Capital Management, Inc. (such as broker-dealers or subadvisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Coldstream Capital Management, Inc. only for the performance of the specific service requested by Coldstream Capital Management, Inc.;

•
As required by regulatory authorities or law enforcement officials who have jurisdiction over Coldstream Capital Management, Inc., or as otherwise required by any applicable law. In the event Coldstream Capital Management, Inc. is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy.If no protective order or other appropriate remedy is obtained, Coldstream Capital Management, Inc. shall disclose only such information, and only in such detail, as is legally required;

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with Coldstream Capital Management, Inc., from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the Coldstream Capital Management, Inc.'s services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Coldstream Capital Management, Inc., must return all such documents to Coldstream Capital Management, Inc.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security Of Confidential Personal Information

Coldstream Capital Management, Inc. enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The Firm restricts access to Confidential Client Information to those supervised persons who need to Know such information to provide Coldstream Capital Management, Inc.'s services to clients;
•	All electronic or computer files containing any Confidential Client Information shall be password secured And firewall protected from access by unauthorized persons;
•
Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Coldstream Capital Management, Inc. and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients. 'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Coldstream Capital Management, Inc. has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

The CCO, Erika Yelle is responsible for reviewing, maintaining and enforcing Coldstream Capital Management, Inc.'s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy requires the written approval of the CCO, Erika Yelle.

Service as an Officer or Director

No supervised person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by the CCO, Erika Yelle or a designated supervisory person based upon a determination that any such board service or officer position would be consistent with the interest of Coldstream Capital Management, Inc.'s clients. Where board service or an officer position is approved, Coldstream Capital Management, Inc. shall implement a “Chinese Wall” or other appropriate procedure, to isolate such person from making decisions relating to the company’s securities.

Compliance Procedures

Pre-clearance

A supervised person may, directly or indirectly, acquire or dispose of beneficial ownership of a reportable security only if: (i) such purchase or sale has been approved by a supervisory person designated by Coldstream Capital Management, Inc. firm; (ii) the approved transaction is completed by the close of business on the second trading day after approval is received; and (iii) the designated supervisory person has not rescinded such approval prior to execution of the transaction. Post-approval is not permitted.

Clearance must be obtained by completing and signing the Pre-clearance Form provided for that purpose by the CCO, Erika Yelle. The Chief Investment Officer, or their designated alternate, is authorized to grant approval of personal transactions; the CCO monitors all transactions by all access persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of frontrunning.

Advance trade clearance in no way waives or absolves any supervised person of the obligation to abide by the provisions, principles and objectives of this Code.

Personal Securities Transaction Procedure

1.	Pre-clearance: CCM Personnel must pre-clear personal security transactions with the CIO, Robert Frazier, or in his absence, a member of the Investment Strategy Group (ISG), or a Managing Director.
2.	Approval: Clearance or denial will be documented, showing approval by the CIO or their designee and given immediately. The trade must be executed immediately.
3.
Documentation: CCM Personnel are then required to have the trade and approval documented in writing within 24 hours of having placed the trade via completion of a Personal Securities Transaction Trade Form. The documentation form must be placed in their compliance file.

4.	Order Types Allowed: All trades in portfolio securities must be “Market” or “Day” orders. “Limit” or “Good until Cancel” Orders will not be granted. ' Day Limit' orders are allowed.
5.
Internal Strategy Securities Trading: CCM Personnel are prohibited from executing a transaction in a Dividend Growth portfolio security on a day when a CCM is building a significant new position in that security or selling the existing position in full for a client until the client’s order is executed or withdrawn. Significant in this context means a 1% position of the Dividend Growth portfolio. These Dividend Growth securities will be added to the Restricted List by the CIO when trading is occurring.

6.
Exempt Securities: The following are exempt from the pre-clearance requirements: Mutual Funds, Index Funds, Commodities; or options to acquire or sell Indexes or Commodities; Money market instruments, US Treasury securities and/or bank CDs. Any acquisition of securities through stock dividends, dividend reinvestment plans, stock splits, mergers, consolidations, spin-offs, tender offers or similar corporate organization or distributions; Acquisition of securities through gifts or bequests; Stocks or options issued by Coldstream Capital Management. All ETFs (exchange traded funds) are treated the same as other exchange traded securities, and therefore fall under the pre-clearance requirement.

7.
Pre-Clearance Required for Private or Limited Offerings: No supervised person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of CIO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

8.
Trading in Underlying Securities: Personal trading in options, warrants, convertible securities, stock appreciation rights or a similar right with exercise or conversion privilege into a related equity security or other derivative securities is prohibited if the underlying equity is on the Restricted List.

Reporting Requirements

Every supervised person shall provide initial and annual holdings reports and quarterly transaction reports to the CCO, Erika Yelle which must contain the information described below. It is the policy of Coldstream Capital Management, Inc. that each supervised person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to the CCO, Erika Yelle.

1. Initial Holdings Report

Every supervised person shall, no later than ten (10) days after the person becomes a supervised person, file an initial holdings report containing the following information:

•
The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the person becomes a supervised person;

•
The name of any broker, dealer or bank, account name, number and location with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and

•	The date that the report is submitted by the supervised person. The information submitted must be current as of a date no more than forty-five (45) days before the person became a supervised person.

2. Annual Holdings Report

Every supervised person shall, no later than January 30 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3. Quarterly Transaction Reports

Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information. Reports shall be distributed and collected by the Chief Investment Officer.

With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

•
The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the reportable security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through whom the transaction was effected; and
•	The date the report is submitted by the supervised person.

With respect to any account established by the supervised person in which any securities were held during the quarter for the direct or indirect benefit of the supervised person:

•	The name of the broker, dealer or bank with whom the supervised person established the account;
•	The date the account was established; and
•	The date that the report is submitted by the supervised person.

4. Exempt Transactions

A supervised person need not submit a report with respect to:

•	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;
•	Transactions effected pursuant to an automatic investment plan, e.g. a dividend retirement plan;
•
A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Coldstream Capital Management, Inc. holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;

•	Any transaction or holding report if Coldstream Capital Management, Inc. has only one supervised person, so long as the firm maintains records of the information otherwise required to be reported

5. Monitoring and Review of Personal Securities Transactions

The CCO, Erika Yelle or a designee will monitor and review all reports required under the Code for compliance with Coldstream Capital Management, Inc.'s policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO,Erika Yelle may also initiate inquiries of supervised persons regarding personal securities trading. Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed Coldstream Capital Management, Inc. Any transactions for any accounts of the CCO,Erika Yelle will be reviewed and approved by the Chief Investment Officer or other designated supervisory person. The CCO,Erika Yelle shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and will inform such supervised persons of their reporting obligations.

6. Duplicate Confirms and Statements

All CCM Personnel will direct their brokers to supply duplicate confirmations and copies of periodic statements for all accounts over which he or she has influence, including personal and immediate family accounts and accounts over which they have control

•  Duplicate copies shall be directed to: Coldstream Capital Management, Inc. Attn:
   Compliance Dept. P.O. Box 53088 Bellevue, WA 98015
•  Additionally, all privately held and non-custodial securities, (i.e., securities in certificate form) must
   Be reported.
•  Private holdings and transactions in Coldstream stock shall be maintained by the
   Coldstream Capital Management, Inc. Managing Directors and the Controller, and
   Need not be reported again.
•  Initial listings of reportable accounts shall be provided to the CCO by all new
   Employees via completion of the Outside Brokerage Disclosure Form.
•  The CCO will request direct delivery of all relevant duplicate confirm and statement copies for review.

7. On an annual basis, in accordance with Rule 17j-1(c)(2)(ii) of the 1940 Act, Coldstream Capital Management, Inc.'s Chief Compliance Officer shall prepare a written report describing any issues arising under the Code, including information about any material violations of the Code or its underlying procedures, and any sanctions imposed due to such violations, and submit the information to Advisors Series Trust’s Chief Compliance Officer for review by Advisors Series Trust’s Board of Trustees.

8. On an annual basis, in accordance with Rule 17j-1(c)(2)(ii) of the 1940 Act, Coldstream Capital Management, Inc.'s Chief Compliance Officer,Erika Yelle shall certify to Advisors Series Trust’s Board of Trustees that Coldstream Capital Management, Inc. has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code.

Certification

Initial Certification
All supervised persons will be provided with a copy of the Code and must initially certify in writing to Erika Yelle that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to Erika Yelle in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to Erika Yelle that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

The CCO will document review of the Code of Ethics by way of the Coldstream Policies and Procedures Manual Acknowledgment, to be distributed at each Annual Compliance meeting. Those not in attendance of the meeting will receive a copy of the attestation at the next date they are present at the Company, and the CCO will obtain signature of the Acknowledgement at that time.

Further Information

Supervised persons should contact the CCO, Erika Yelle regarding any inquiries pertaining to the Code or the policies established herein.

Records

The CCO, Erika Yelle shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
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A record of any violation of Coldstream Capital Management, Inc.'s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

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A record of all written acknowledgements of receipt of the Code and amendments thereto for each Person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of Coldstream Capital Management, Inc.;

•	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage Confirmations and account statements made in lieu of these reports;
•	A list of all persons who are, or within the preceding five years have been, access persons;
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A record of any decision and reasons supporting such decision to approve a supervised persons' Acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

•	All records shall be maintained in accordance with Rules 204-2 under the Advisers Act and Rule 17j-1(f) under the1 940 Act.

Reporting Violations and Sanctions

All supervised persons shall promptly report to the CCO,Erika Yelle or an alternate designee all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

The CCO,Erika Yelle shall promptly report to senior management all apparent material violations of the Code.  When the CCO, Erika Yelle finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

Violations of the Personal Security Trading Policy:

•	CCM Personnel may be required to “break the trade” by immediately reversing the transaction

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Violators may be required to disgorge any profits and assume any losses, even if the individual innocently does something that is discovered afterward. Disgorged profits will be donated to a charitable organization.

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In addition, the Review Committee consisting of the Chief Investment Officer, Robert Frazier, Chief Compliance Officer, Erika Yelle and Managing Directors will examine violators of this Policy. Any violators will be subject to employee warning, reprimand, suspension without pay or termination of employment or other remedy deemed appropriate.

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The Review Committee will determine the sanction based on the overall circumstances taking into account all factors including the number of violations, the magnitude of the violation and the intent of the CCM Personnel.